                                                                   EXHIBIT 10.19

HAND DELIVERED

July 8, 1997

Joseph W. Seebach
8 Country Squire Drive
Norfolk, MA 02056


Dear Joe:


It is my sincere pleasure to offer you the position of Senior Vice President,
Software Products Group at OneWave, Inc.   The terms of our offer are as
follows:
1. START DATE. Your employment by the Company will start on July 9, 1997 (the "Start Date").

2. SALARY. Your starting salary will be paid based on a rate of $150,000 per year, payable twice each month in accordance with OneWave's standard payroll practices. Your salary may be reviewed by the Company on an annual basis.

3. CASH BONUS. During the first two years of your employment, you will be eligible for cash bonuses with respect to successive complete calendar quarters ("Quarters"), as follows:

     a)   Each bonus is paid only if the Company reports earnings per share
          (EPS) in its periodic reports as filed with the SEC for any given Quarter of $ .25 per share or greater (the "Target EPS").
     b) For each quarter during which the Target EPS is met, you will be paid a bonus (an "EPS Bonus") in the amount of $37,500 multiplied by the number of entire Quarters during which you were employed by the Company (including the partial Quarter ending September 30, 1997), minus the amount of any EPS Bonus(es) previously paid. For example:

          Q1        Q2        Q3        Q4        Q5        Q6        Q7        Q8
EPS:      .10       .20       .30       .20       .25       .10       .10       .10
Bonus:    $0        $0        $112.5k   $0        $75k      $0        $0        $0

     c) The final period for which you are eligible under this bonus plan is the Quarter ending June 30, 1999; the aggregate amount of these bonuses shall not exceed $300,000. For subsequent periods during which you are employed, the Company will implement performance measures providing for incentive cash compensation targeted at a minimum of $150,000 per year. You must be employed at the end of the Quarter to receive a bonus with respect to that quarter.

     d) This bonus is not guaranteed; if the Target EPS is not met, the bonus will not be paid.

     e) Bonuses earned will be paid within 60 days from the end of the Quarter with respect to which the Target EPS was met.

     f) For purposes of this bonus plan, EPS may be adjusted by the Company in its discretion in the event that (i) there are one-time or extraordinary expenses, revenues or other items, or (ii) there is any stock split, recapitalization, merger, stock offering and the like, or (iii) the Company is no longer subject to SEC reporting requirements.

                              ONE WAVE CONFIDENTIAL           Mr. Joseph Seebach
                                                                    July 8, 1997
                                                                          Page 2

4. NON-QUALIFIED STOCK OPTION. You will be granted a fully vested Non-Qualified Stock Option ("NQSO") to purchase 100,000 shares of Stock (the "NQSO Shares") with an exercise price equal to the last reported sale price on the third NASDAQ trading day following announcement of Q2 '97 results (the "Initial Price"); you agree to exercise such vested option in full within twenty business days from the Grant Date, and to purchase the NQSO Shares.

     a) The Company shall have the right and option, but not the obligation, upon the termination of your employment by the Company, to re-purchase the NQSO Shares from you for a per share price equal to Initial Price. This re-purchase option may be exercised any time within 90 days from your termination.

     b) OneWave's re-purchase option applies to the full amount of the NQSO Shares, reduced by 6,250 shares on September 30, 1997, and reduced by another 6,250 shares on the first day following each full Quarter that you are employed by OneWave.

     c) You agree that all NQSO Shares which are subject to OneWave's re-purchase option are restricted, and may not be assigned, sold or transferred to any person for any reason, except to family members for estate planning purposes. The NQSO shares will be represented by 16 certificates for 6,250 shares each, to be held by the Company and delivered to you as and when OneWave's re-purchase option lapses.

     d) You will be solely responsible for obtaining your desired tax treatment in connection with such option and shares, including without limitation filing an "83(b) Election" with the IRS within 30 days from the date of exercise.

5. INCENTIVE STOCK OPTION. You will be granted an Incentive Stock Option ("ISO") for 250,000 shares, subject to annual ISO limitations imposed under the Internal Revenue Code. Any option which cannot qualify as an ISO will be issued as a NQSO.

     a) This ISO shall vest in 16 equal quarterly installments commencing with your date of employment.

     b) This ISO shall be granted on the Grant Date, having an exercise price equal to Initial Price.

6. RELOCATION. The Company will pay you the lump sum of $50,000 in order to defray your relocation expenses. You are not required to account for your use of these funds. In addition, OneWave will reimburse the reasonable airfare, lodging, meals and local travel expenses incurred by you and your immediate family in connection with up to three trips to the greater Boston area to locate suitable housing. OneWave will have no other obligation with respect to your relocation and associated costs and expenses.

7. BENEFITS. You will be eligible for all health insurance and other benefit programs as made available to other Company officers, including: contributory medical, dental, and life insurance, health reimbursement, a paid vacation, and a 401(k) salary deferral program. Vacation time is accrued after your first month of employment, you will be entitled to three weeks for the first five years of employment, and four weeks for each year thereafter, with rates of accrual and use based on OneWave's policies. In addition, OneWave observes ten holidays per year. You will travel in accordance with OneWave's policies, which have limitations on first class travel.


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                              ONE WAVE CONFIDENTIAL           Mr. Joseph Seebach
                                                                    July 8, 1997
                                                                          Page 3

8.   TERMINATION OF EMPLOYMENT.

     a) CHANGE IN CONTROL. In the event that the Company engages in or becomes subject to a "Business Combination", as defined in Section 203 of the Delaware General Corporation Law, and you are terminated within the succeeding 18 months for any reason other than gross misconduct, violation of law or unethical conduct, then:

          i) you will be entitled to receive continuation of your then-current base salary for one (1) year following termination;

          ii) you will be entitled to receive cash bonuses for the then-current and three Quarters following termination, for any such Quarter(s) where the Target EPS is met;

          iii) all unvested stock options will accelerate and become immediately exercisable, but must be exercised within 90 days from termination;

          iv) the number of NQSO Shares to which the Company's re-purchase option apply shall immediately be reduced to only such number of shares as would have been covered at the expiration of one (1) year following your termination; and

          v) the Company will reimburse you for up to $35,000 of your actual and reasonable relocation costs for your return to California.

     b) TERMINATION WITHOUT CAUSE. In the event that, within 24 months following your Start Date, your employment is terminated by OneWave for reasons other than demonstrable lack of performance, gross misconduct, violation of law or unethical conduct (and provided that you are not entitled to consideration under Section 10(a) above), then:

          i) you will be entitled to receive continuation of your then-current base salary for the "Roll-off Period", defined as the period ending on the later of the following: (A) six months from termination, or (B) 24 months from your Start Date;

          ii) you will be entitled to receive cash bonuses during the Roll-off Period for any Quarter(s) ending in the Roll-off Period for which the Target EPS is met,

          iii) your stock options will continue to vest during the Roll-Off Period in accordance with their terms, but must be exercised within 90 days from the end of the Roll-off Period;

          iv) the number of NQSO Shares to which the Company's re-purchase option apply shall continue to be reduced during the Roll-off Period in accordance with its terms; and

          v) the Company will reimburse you for up to $35,000 of your actual and reasonable relocation costs for your return to California.

     c) NO EMPLOYMENT CONTRACT. Except to the extent specifically provided above, the Company will have no obligation or liability to you as a result of the termination of your employment by either party for any reason. This is not a contract of employment, and you specifically acknowledge that you will be an employee-at-will.

On your first day of employment, you will be required to execute OneWave's standard Employee Agreement (copy enclosed), and to provide satisfactory proof of eligibility for employment in the United States. In this regard, please fill out Part 1 of the attached INS Form I-9, and bring with you the documentation required by Part 2.


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                              ONE WAVE CONFIDENTIAL           Mr. Joseph Seebach
                                                                    July 8, 1997
                                                                          Page 4


Joe, I know that we have been in discussions since the first week of June, and that this has taken a very long time to work out. I appreciate your patience, and sincerely expect that your commitment will be rewarded.

Please indicate your agreement to the terms of this Offer by countersigning where indicated below, and then return a fully executed copy to me at your earliest convenience. We will then prepare definitive agreements regarding your compensation.

If you any questions or concerns, please do not hesitate to contact me.

I look forward to having you on board at OneWave.


Sincerely,

/s/ Kevin Azzouz

Kevin Azzouz
President and CEO

                              AGREED:

                              /s/ Joseph W. Seebach
                              ------------------------------------
                              Mr. Joseph W. Seebach

                              Date:  7/16/97
                                   -------------------------------